Exhibit 99.1

WaterBridge Infrastructure LLC Announces Third Quarter 2025 Results

Financial and operational growth exceeded expectations in first public quarter, with pro forma revenue increasing 8% quarter-over-quarter, key infrastructure projects progressing on-schedule, and balance sheet strength enhanced by successful senior notes offering.

HOUSTON—(BUSINESS WIRE)—WaterBridge Infrastructure LLC (NYSE: WBI) (the “Company” or “WaterBridge”) today announced its financial and operating results for the third quarter ended September 30, 2025.

Prior to the closing of WaterBridge's initial public offering (the "IPO") on September 18, 2025, WaterBridge completed the successful combination (the "Combination") of its legacy entities WaterBridge Equity Finance LLC ("WBEF"), WaterBridge NDB Operating LLC ("NDB Operating") and Desert Environmental LLC ("Desert Environmental"). Third quarter key operational metrics in this release are presented on a combined basis, and financial results reported in this release are presented on a pro forma basis in accordance with Article 11 of Regulation S-X, assuming the Combination and the IPO had occurred on January 1, 2024, with the exception of cash flow statement items, which are presented at the standalone entity level in accordance with SEC guidelines.

Recent Financial and Operational Highlights

•
Completed the largest energy-sector IPO since 2019, listing on the NYSE and NYSE Texas with significant oversubscribed demand, establishing a publicly-traded pure-play water infrastructure company with a market capitalization of $3.0 billion as of November 7, 2025
•
Reported strong third quarter combined produced water handling volumes of 2.5 million barrels per day, representing a quarter-over-quarter increase of 7%
•
Increased volumes drove third quarter pro forma revenues of $205.5 million, pro forma net loss of $18.7 million, and pro forma Adjusted EBITDA of $105.7 million(1)
•
Brought bpx Kraken pipeline project online, representing initial capacity of approximately 400 MBbls/d
•
Reached final investment decision and began construction on the first phase of the Speedway Pipeline project
•
Following the end of the quarter, streamlined and optimized the Company's balance sheet by closing an inaugural $1.425 billion senior notes offering on October 6, 2025, increasing liquidity and free cash flow by decreasing our annual interest expense and amortization expense
•
Credit Ratings of BB- / BB- / Ba3 assigned by S&P Global, Fitch, and Moody’s ratings agencies, respectively, reflecting positive leverage and growth developments

Management Commentary

Jason Long, Chief Executive Officer of WaterBridge, stated, “WaterBridge’s upsized IPO brought the largest and most innovative pure-play water infrastructure company in the United States to the public markets. As a publicly traded company, we now have even greater resources to develop and support purpose-built, scalable infrastructure for our customers. Produced water volumes in the Delaware Basin continue to rise, and our network of nearly 200 produced water facilities, over 2,500 miles of pipeline, and 4.5 million barrels per day of produced water handling capacity is well-positioned to provide a turnkey solution to rising demand. We remain focused on providing access to significant, underutilized, and responsibly developed pore space and enabling critical flow assurance for producers, and we look forward to advancing our leading position in this important region for energy production."

Scott McNeely, Chief Financial Officer of WaterBridge, stated, "WaterBridge is well-positioned for growth, underpinned by a strong balance sheet, diverse and predictable cash flows, and industry-leading technology. We will continue to invest in high-return organic capital projects as we expand our infrastructure network to meet the evolving needs of current and future customers. The opening of the bpx Kraken pipeline project this quarter is an important proof point of our momentum, and its 10-year minimum volume commitment reflects the long-term relationships we secure with our customers, providing stable cash flow and insight into future revenues."

Third Quarter Operational Results

Combined produced water handling volumes for the third quarter were 2.5 million barrels per day, representing an increase of 7% compared to the second quarter of 2025. Volume growth was driven by the continued development of our East Stateline produced water infrastructure and increased organic commercial growth from projects such as the bpx Kraken pipeline project.

Pro forma gross margin and pro forma gross margin per barrel for the quarter were $55.4 million and $0.22, respectively. Pro forma Adjusted Operating Margin and pro forma Adjusted Operating Margin per barrel were $130.9 million and $0.50 per barrel, respectively.(1)

On July 1, 2025, the bpx Kraken pipeline project was placed into service. The bpx Kraken pipeline includes initial capacity of approximately 400,000 barrels per day, with the ability to increase capacity to approximately 600,000 barrels per day. As announced earlier this year, the project includes a 10-year minimum volume commitment to support long-term development in the Texas-New Mexico stateline region of the Delaware Basin.

On September 29, 2025, WaterBridge announced that it had reached a final investment decision to proceed with the first phase of development of the Speedway Pipeline project, a large diameter pipeline that will extend across the northern Delaware Basin and connect Eddy and Lea counties in

New Mexico to out-of-basin pore space in the Central Basin Platform owned by LandBridge Company LLC (NYSE: LB). Construction commenced on the Speedway Pipeline project in October 2025, with an expected in-service date of mid-2026. Capital expenditures for the project are expected to be approximately $290 million, consisting of approximately $220 million for the Speedway Pipeline project and related disposal facilities and approximately $70 million for associated gathering facilities.

Third Quarter Financial Results

Total pro forma revenue for the third quarter of 2025 was $205.5 million, an 8% increase as compared to the second quarter of 2025. The quarterly increase was mainly driven by continued volume growth combined with higher prices realized for produced water volumes handled.

Pro forma net loss for the third quarter of 2025 was $18.7 million. Pro forma Adjusted EBITDA was $105.7 million in the third quarter of 2025. (1)

Pro forma net loss margin was 9% in the third quarter of 2025, and pro forma Adjusted EBITDA margin was 51% in the third quarter of 2025.(1)

Strong Balance Sheet with Ample Liquidity

Total liquidity was $547 million as of September 30, 2025.

As of September 30, 2025, the Company had approximately $200 million of available borrowing capacity under revolving credit facilities associated with legacy entities WBEF and NDB Operating.

Total cash and cash equivalents were $347 million as of September 30, 2025. The Company had $1.727 billion of borrowings outstanding associated with legacy entities as of September 30, 2025, versus $609 million outstanding as of December 31, 2024.

Credit Ratings of BB- / BB- / Ba3 were assigned by S&P Global, Fitch, and Moody’s ratings agencies, respectively, subsequent to the initial public offering.

Subsequent to the quarter close on October 6, 2025, the Company closed its inaugural senior notes offering of $1.425 billion, comprising $825 million aggregate principal amount of 6.25% senior unsecured notes due 2030 at par and $600 million aggregate principal amount of 6.50% senior unsecured notes due 2033 at par. Net proceeds of the offering were used to repay outstanding borrowings under the legacy term loan facilities and for general corporate purposes and working capital.

In conjunction with the closing of the senior notes offering, the Company closed a new revolving credit agreement, replacing $200 million in legacy undrawn senior secured credit facilities with a new undrawn $500 million senior secured revolving credit facility maturing in September of 2030.

(1) Pro forma Adjusted EBITDA, pro forma Adjusted EBITDA Margin, pro forma Adjusted Operating Margin, and pro forma Adjusted Operating Margin per barrel are non-GAAP financial measures. See “Comparison of Non-GAAP

Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Quarterly Report on Form 10-Q

Our financial statements and related footnotes are available in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on November 12, 2025.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, November 13, 2025, at 10:30 a.m. Central Time to discuss third quarter results. A live webcast of the conference call will be available on the Events and Presentations section of the WaterBridge Investor Relations website at https://h2obridge.com/investor-relations/events-and-presentations. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://registrations.events/direct/Q4I28450296 to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time. An audio replay will be available following the conclusion of the call and can be accessed via the same link.

About WaterBridge

WaterBridge is a leading integrated, pure-play water infrastructure company with operations predominantly in the Delaware Basin, the most prolific oil and natural gas basin in North America, with additional assets in the Eagle Ford and Arkoma Basins. WaterBridge operates the largest produced water infrastructure network in the United States, through which it provides water management solutions to oil and natural gas exploration and production companies under long-term contracts, which include gathering, transporting, recycling and handling produced water. As of September 30, 2025, WaterBridge’s infrastructure network included approximately 2,500 miles of pipelines and 197 produced water handling facilities, which handled over 2.5 million bpd of produced water for our customers and had more than 4.5 million bpd of total produced water handling capacity. Headquartered in Houston, Texas, WaterBridge is a first mover in the water midstream sector and benefits from an experienced and entrepreneurial management team.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words, or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although WaterBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, WaterBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our services; the domestic and foreign supply of, and demand for, energy sources, including the impact of actions relating to oil price and production controls by OPEC+ with respect to oil production levels and announcements of potential changes to such levels; our reliance on a limited number of customers, as well as our operations in the Delaware Basin, for a substantial majority of our revenues; our ability to enter into favorable contracts with our customers, including the prices we are able to charge and the margins we are able to realize; commodity price volatility and trends related to changes in commodity prices, and our customers’ ability to manage through such volatility; the availability of additional pore space for future capacity expansion; the level of competition from other water management companies; changes in the prices charged to our customers and availability of services necessary for our customers to conduct their businesses, as a result of oversupply, government regulations or other factors; any planned or future expansion projects by us or our customers; our ability to initiate and continue the payment of dividends; the development of advances or changes in energy technologies or practices; our ability to successfully implement our growth plans, including through organic growth projects, future acquisitions or otherwise; the potential deterioration of our customers’ financial condition and their ability to access capital to fund their development programs; the degree to which consolidation among our customers may affect spending on U.S. drilling and completions in the near term; our customers’ ability to obtain necessary supplies, raw materials and other critical components on a timely basis, or at all; our and our customers’ ability to obtain necessary supplies, raw materials and other critical components on a timely basis, or at all, including any impacts presented by imposed or potential tariffs and any reactions thereto in international trade; the effects of a prolonged U.S. federal government shutdown; our and our customers’ ability to obtain government approvals or acquire or maintain necessary permits, including those related to the development and operation of produced water handling facilities; operational disruptions and liability related thereto associated with our customers, including those due to environmental hazards, fires, explosions, chemical mishandling or other industrial accidents; our liquidity and our ability to access the capital markets on favorable terms, or at all, which depends on general market conditions, including the impact of inflation, elevated interest rates and Federal Reserve policies and potential economic recession; uncertainty of estimates of oil, natural gas and NGL policies and potential economic recession; uncertainty of estimates of oil, natural gas and NGL reserves and production; the effects of political instability or armed conflict in oil and natural gas producing regions, including the global economic distress resulting from the Russia-Ukraine war, as well as increased tensions in the Middle East, and potential energy insecurity in Europe, which may decrease demand for oil and natural gas or contribute to volatility in the prices for oil and natural gas, which could decrease demand for our services; our level of indebtedness and our ability to service our indebtedness; our ability to integrate future acquisitions and manage related growth;

our ability to recruit and retain key management and employees; actions taken by the federal or state governments, such as executive orders or new or expanded regulations, that may impact future energy production in the U.S. and any acceleration of the domestic and/or international transition to a low carbon economy as a result of the IRA or otherwise; changes in laws and regulations (or the interpretation thereof), such as the One Big Beautiful Bill Act, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate brackish water transfer, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling and various other environmental matters; changes in effective tax rates, or adverse outcomes resulting from other tax increases or an examination of our income or other tax returns and tax inefficiencies; the severity and duration of world health events, natural disasters or inclement or hazardous weather conditions, including cold weather, hurricanes, droughts, earthquakes, flooding and tornadoes; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insider or others with authorized access, cyber or phishing attacks, ransom ware, social engineering, physical breaches or other actions and the other risk factors discussed in our Quarterly Report and in our other filings with the SEC..

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, WaterBridge does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for WaterBridge to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in our Quarterly Report and in our other filings with the SEC. The risk factors and other factors noted in the Quarterly Report and in our other filings with the SEC could cause WaterBridge's actual results to differ materially from those contained in any forward-looking statement.

THIRD QUARTER 2025 RESULTS

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2025

(in thousands) (unaudited)

	Reported WBI July 1, 2025 to September 30, 2025	Historical WBEF July 1, 2025 to September 16, 2025	Historical Desert Environmental July 1, 2025 to September 16, 2025	Transaction Accounting Adjustments (Combination)		Transaction Accounting Adjustments (IPO)		Pro Forma Combined
Revenues:
Produced water handling	$83,639	$73,357	$-	$310	(a)	$-		$157,306
Produced water handling - related party	27,736	100	-	(263)	(b)	-		27,573
Water solutions	9,842	1,309	-	-		-		11,151
Water solutions - related party	573	-	-	-		-		573
Other revenues	1,246	1,533	5,872	-		-		8,651
Other revenues - related party	214	-	1,508	(1,508)	(b)	-		214
Total revenues	123,250	76,299	7,380	(1,461)		-		205,468

Direct operating costs	45,771	28,211	2,603	-		122	(c)	76,707
Direct operating costs - related party	12,458	1,059	728	(1,770)	(b)	-		12,475
Depreciation, amortization and accretion	30,026	23,676	1,354	18,467	(a)	-		73,523
Total cost of revenues	88,255	52,946	4,685	16,697		122		162,705

General and administrative expense	9,004	(17,262)	1,426	-		24,243	(c)	17,411
Loss on sale of assets	141	-	-	-		-		141
Other operating expense, net	2,156	3,182	190	-		-		5,528
Operating income	23,694	37,433	1,079	(18,158)		(24,365)		19,683

Interest expense, net	19,335	25,369	265	(1,956)	(d)	(1,974)	(d)	41,039
Other income, net	(31)	(884)	-	-		-		(915)
Income from operations before taxes	4,390	12,948	814	(16,202)		(22,391)		(20,441)

Income tax (benefit) expense	(366)	(11)	31	-		(1,412)	(e)	(1,758)
Net income	$4,756	$12,959	$783	$(16,202)		$(20,979)		$(18,683)

Summary of Pro Forma Adjustments

Pro forma adjustments included in the Pro Forma Condensed Combined Statements of Operations for the three months ended September 30, 2025 are as follows:

(a)
Reflects changes in depreciation and amortization expense related to fixed assets and intangible assets recognized at fair value upon consummation of the WaterBridge Combination, as well as changes in amortization associated with up-front payments related to contract dedications that were previously amortized as a reduction of service revenue.

(b)
Reflects the elimination of related party revenues and direct operating costs between Desert Environmental and each of NDB Operating and WBEF.
(c)
Reflects a reduction in share-based compensation expense associated with the remeasurement of incentive units classified as liability awards previously allocated to WBEF. The adjustment assumes that the WBEF incentive units were either cancelled or converted into common equity of the issuing entity as of January 1, 2024. The reduction in share-based compensation expense related to such incentive units is offset by the recognition of restricted share unit (“RSU”) expense associated with initial IPO grants, based on the assumption that the Company’s RSUs were granted on January 1, 2024. The RSU expense has been calculated by recognizing the grant-date fair value of the RSUs on the date of issuance and amortized over a three-year vesting period.
(d)
Reflects the elimination of Desert Environmental and WBEF’s debt issuance cost amortization associated with their respective credit facilities as a result of the WaterBridge Combination. In addition, this reflects the reduction of interest expense associated with the pay down of the NDB Revolving Credit Facility, SDB Revolving Credit Facility and the Desert Environmental Term Loan with net proceeds from the IPO.
(e)
Reflects estimated incremental income tax expense associated with the Company’s results of operations assuming the Company’s earnings had been subject to federal income tax as a subchapter C Corporation using a statutory tax rate of approximately 8.6%. This rate is inclusive of U.S. federal and state income taxes.

WATERBRIDGE INFRASTRUCTURE LLC AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	September 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$346,649	$13,284
Accounts receivable, net	153,222	49,472
Other receivables	1,985	1,549
Related party accounts receivable	35,884	50,025
Prepaid expenses and other current assets	17,350	6,008
Total current assets	555,090	120,338

Non-current assets:
Property, plant and equipment, net	2,201,224	1,101,041
Goodwill	52,119	9,091
Intangible assets, net	967,724	98,589
Deferred tax assets	133,630	-
Other assets	29,420	21,528
Total non-current assets	3,384,117	1,230,249
Total assets	$3,939,207	$1,350,587

Liabilities and equity
Current liabilities:
Accounts payable	$43,146	$16,899
Related party accounts payable	5,018	13,721
Accrued liabilities	81,720	44,553
Current portion of long-term debt	33,336	6,536
Other current liabilities	1,783	1,759
Total current liabilities	165,003	83,468

Non-current liabilities:
Long-term debt, net of debt issuance costs	1,682,211	586,417
Tax receivable agreement liability	201,613	-
Other long-term liabilities	30,316	17,653
Total non-current liabilities	1,914,140	604,070
Total liabilities	2,079,143	687,538

Commitments and contingencies (Note 12)

Member’s equity	-	663,049
Class A shares, unlimited shares authorized and 43,264,850 shares issued and outstanding as of September 30, 2025. None authorized, issued or outstanding as of December 31, 2024.	608,288	-
Class B shares, unlimited shares authorized and 80,190,150 shares issued and outstanding as of September 30, 2025. None authorized, issued or outstanding as of December 31, 2024.	80	-
Retained earnings	(667)	-
Total shareholders’ equity attributable to WaterBridge Infrastructure LLC	607,701	-
Noncontrolling interest	1,252,363	-
Total shareholders’ equity and member’s equity	1,860,064	663,049
Total liabilities and equity	$3,939,207	$1,350,587

Reconciliation of Pro Forma Non-GAAP Financial Measures

Pro forma Adjusted EBITDA, pro forma Adjusted EBITDA Margin, pro forma Adjusted Operating Margin, and pro forma Adjusted Operating Margin per barrel are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP or Article 11 of Regulation S-X.

Pro forma Adjusted EBITDA and pro forma Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term. We define pro forma Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses, all on a pro forma basis. We define pro forma Adjusted EBITDA Margin as pro forma Adjusted EBITDA divided by pro forma total revenues.

We believe pro forma Adjusted EBITDA and pro forma Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from pro forma net income (loss) in arriving at pro forma Adjusted EBITDA and pro forma Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of pro forma net income as determined in accordance with Article 11 of Regulation S-K to pro forma Adjusted EBITDA and pro forma Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended September 30,	Nine Months Ended September 30,
	2025	2025
(Dollars in thousands, except per barrel data)
Pro forma net loss	$(18,683)	$(44,513)
Adjustments:
Depreciation, depletion, amortization, and accretion(1)	75,510	204,612
Interest expense, net	41,039	113,089
Income tax benefit	(1,758)	(4,188)
Pro forma EBITDA	$96,108	$269,000
Adjustments:
Share-based compensation(2)	2,811	7,408
Temporary power costs	580	1,018
Gain (loss) on disposal of assets, net	377	12,106
Debt modification costs	258	258
Transaction related-expenses(3)	4,552	6,635
Other(4)	1,002	2,553
Pro forma Adjusted EBITDA	$105,688	$298,978

Pro forma combined revenue	$205,468	$581,077
Pro forma net loss margin	(9)%	(8)%
Pro forma Adjusted EBITDA margin	51%	51%

(1)
Includes the amortization expense associated with the Company’s favorable produced water handling contract as reported in Produced Water Handling revenues.
(2)
Share-based compensation represents the non-cash charges related to the NDB Incentive Units and the net impact of eliminating WBEF liability-classified incentive unit expense and recognition of RSU expense for IPO grants amortized over a three-year vesting period.

(3)
Transaction related-expenses consist of non-capitalizable transaction costs associated with corporate reorganization and non-capitalizable IPO-related charges.
(4)
Other consists of abandoned well costs, abandoned project costs and non-recurring items.

Pro Forma Adjusted Operating Margin and pro forma Adjusted Operating Margin per Barrel are dependent upon the volume of produced water the company gathers and handles, the volume of recycled water and brackish water WaterBridge sells and transfers, the fees WaterBridge charges for such services and the recurring operating expenses WaterBridge incurs to perform such services. The company defines pro forma Adjusted Operating Margin as gross margin plus depreciation, amortization and accretion excluding other revenues not associated with our produced water handling and water solution revenue streams. WaterBridge defines pro forma Adjusted Operating Margin per Barrel as pro forma Adjusted Operating Margin divided by combined total volumes handled, sold or transferred.

WaterBridge seeks to enhance WaterBridge’s pro forma Adjusted Operating Margin in part by reducing, to the extent appropriate, expenses directly tied to operating WaterBridge’s assets. Landowner royalties, power expenses for handling and treatment facilities, direct labor costs, chemical costs, workover expenses and repair and maintenance costs comprise the most significant portion of its expenses. WaterBridge’s operating expenses are largely variable and as such, generally fluctuate in correlation with throughput volumes.

WaterBridge’s pro forma Adjusted Operating Margin incrementally benefits from increased water solutions recycled water sales. When produced water is recycled, WaterBridge recognizes cost savings from reduced landowner royalties, reduced pumping costs, lower chemical treatment and filtration costs and reduced power consumption.

The following table sets forth a reconciliation of pro forma gross margin and pro forma gross margin per barrel, as determined in accordance with Article 11, to pro forma Adjusted Operating Margin and pro forma Adjusted Operating Margin per Barrel for the periods presented for our produced water handling and water solutions revenues. The amounts presented in the table below represent the combined results of WaterBridge and WBEF.

	Three Months Ended September 30,	Nine Months Ended September 30,
	2025	2025
(Dollars in thousands, except per barrel data)
Pro forma produced water handling and water solutions total revenues	$199,549	$559,306
Pro forma produced water handling and water solutions cost of revenues	(141,201)	(397,020)
Pro forma produced water handling and water solutions gross margin	58,348	162,286
Less: Produced water handling and water solutions other revenues	(2,993)	(7,642)
Pro forma produced water handling and water solutions adjusted gross margin(1)	55,355	154,644
Pro forma depreciation, depletion, amortization, and accretion(2)	75,510	204,612
Pro forma Adjusted Operating Margin	$130,865	$359,256
Combined total volumes(3) (MBbls)	261,862	752,241
Pro forma gross margin ($/Bbl)	$0.22	$0.22
Pro forma Adjusted Operating Margin ($/Bbl)	$0.50	$0.48

(1)
Pro forma produced water handling water solutions adjusted gross margin is calculated as pro forma produced water handling and water solutions revenues less pro forma produced water handling and water solutions cost of revenues.
(2)
Includes the amortization expense associated with the Company’s favorable produced water handling contract as reported in Produced Water Handling revenues.
(3)
Combined total volumes include produced water handling and water solutions volumes and exclude skim oil volumes.